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                                                                    EXHIBIT 4.7

                          OPEN PORT TECHNOLOGY, INC.



                          SECOND AMENDED AND RESTATED
                         VOTING AND CO-SALE AGREEMENT


                               January 27, 2000
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                          SECOND AMENDED AND RESTATED
                         VOTING AND CO-SALE AGREEMENT

     This Second Amended and Restated Voting and Co-Sale Agreement (this "Agreement") is made and entered into as of the 27th day of January, 2000, by and among Open Port Technology, Inc., an Illinois corporation (the "Company"); the persons and entities identified on Schedule 1 hereto which includes the original preferred shareholders party to the First Amended and Restated Voting and Co-Sale Agreement defined below (the "Original Preferred Shareholders") and certain new preferred shareholders (the "New Preferred Shareholders," and collectively with the Original Preferred Shareholders, the "Preferred Shareholders") and certain persons identified on Schedule 2 hereto and who have executed this Agreement (the persons identified on Schedule 2 and any other person who hereafter becomes a holder of shares of Common Stock (as defined below) and becomes a party to this Agreement are hereinafter referred to individually as a "Shareholder" and collectively as the "Shareholders"). For purposes of this Agreement, the "Preferred Shareholders" are not "Shareholders" and shall not be deemed to be "Shareholders" solely by reason of the conversion of their Preferred Stock into Common Stock.

                                   RECITALS

     A. The authorized capital stock of the Company consists of 71,000,000 shares of common stock, par value $.001 per share (the "Common Stock"), 1,228,917 shares of Series A Convertible Participating Preferred Stock, par value $.001 per share (the "Series A Preferred Stock"), 13,526,786 shares of Series B Convertible Participating Preferred Stock, par value $.001 per share (the "Series B Preferred Stock"), 3,934,199 shares of Series C Convertible Participating Preferred Stock, par value $.001 per share (the "Series C Preferred Stock"), 935,454 shares of Series D Convertible Preferred Stock, par value $.001 per share (the "Series D Preferred Stock") and 17,662,889 shares of Series E Convertible Participating Preferred Stock, par value $.001 per share (the "Series E Preferred Stock" and collectively with the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, the "Preferred Stock").

     B. The beneficial and record owners of the issued and outstanding Common Stock of the Company are as listed on Schedule 2. The Preferred Shareholders and those persons listed on Schedule 2 are the holders of all the issued and outstanding shares of capital stock of the Company indicated on those schedules.

     C. The Company and the Original Preferred Shareholders are parties to that certain Amended and Restated Voting and Co-Sale Agreement, dated as of June 15, 1998 (the "Existing Amended and Restated Voting and Co-Sale Agreement"), entered into in connection with that certain Investment Agreement by and between the Company and the Preferred Shareholders party thereto dated as of June 15, 1998 as amended (the "Series C Investment Agreement").

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     D.  Pursuant to the terms of an investment agreement (the "Series D
Investment Agreement"), dated as of April 29, 1999, among the Company, the holders of the Series D Stock, the Series C Stock, the Series B Stock, and the Series A Stock, the Company sold shares of Series D Preferred Stock.

     E. The New Preferred Shareholders have agreed to purchase shares of Series E Preferred Stock pursuant to that certain Investment Agreement dated as of even date herewith (the "Series E Investment Agreement") provided that the Company, the Preferred Shareholders and the Shareholders enter into this Agreement.

     F. The Company, the Preferred Shareholders, and the Shareholders deem it desirable to (i) enter into this Agreement in order to induce the New Preferred Shareholders to purchase shares of Series E Preferred Stock pursuant to the Series E Investment Agreement and (ii) to amend and restate (and supersede and replace) the Amended and Restated Voting and Co-Sale Agreement.

     G. The Company, in connection with certain financing arrangements has issued warrants to acquire shares of Series C Preferred Stock to Third Coast Venture Lease Partners I, L.P. ("Third Coast"), CID Mezzanine Capital, L.P. ("CIDMC") and Silicon Valley Bank (such warrants being collectively referred to as the "Existing Warrants") and the Company may in the future enter into additional financing arrangements pursuant to which the Company will issue "Additional Warrants" (as that term is defined in Section 3.4 of the Series E Investment Agreement); upon exercise of such Existing Warrants or such Additional Warrants by the holder or holders thereof, such holder or holders shall be deemed a "New Preferred Shareholder" for all purposes hereof and
Schedule 1 shall be amended to include such holder or holders designated as such without any action of the Company or the other Preferred Shareholders.


                             TERMS AND CONDITIONS

     In consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement and intending to be legally bound, the parties agree to amend and restate (and supersede and replace) the Amended and Restated Voting and Co-Sale Agreement as follows:

     Section 1. Voting of Shares. CID shall nominate a director of the Company to be elected by the holders of the Series A Preferred Stock pursuant to the Company's Articles of Incorporation as amended and restated on or about the date hereof (the "Restated Articles"), voting separately as a series (the "Series A Director"), and, if the Series A Director ceases to serve as a director of the Company for any reason, CID shall nominate a successor to such Series A Director to be elected by the holders of the Series A Preferred Stock, voting separately as a series. Each of Frontenac VI Limited Partnership ("Frontenac VI") and New Enterprise Associates VII, Limited Partnership ("NEA VII") shall nominate one of the two directors of the Company to be elected by the holders of the Series B Preferred Stock pursuant to the Restated Articles, voting separately as a series (each a "Series B Director"), and if a Series B Director

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ceases to serve as a director of the Company for any reason, the entity that nominated such Series B Director shall nominate a successor to such Series B Director to be elected by the holders of the Series B Preferred Stock, voting separately as a series. The holders of Series E Preferred Stock shall nominate a director of the Company to be elected by the holders of the Series E Preferred Stock pursuant to the Restated Articles, voting separately as a series, provided that such director is reasonably approved by a majority of the directors elected pursuant to subsections 1(f), 1(g) and 1(i) below and is not affiliated with any Series E Investor (the "Series E Director"), and, if the Series E Director ceases to serve as a director of the Company for any reason, the holders of Series E Preferred Stock shall nominate a successor to such Series E Director to be elected by the holders of the Series E Preferred Stock, voting separately as a series, provided that such director is reasonably approved by a majority of the directors elected pursuant to subsections 1(f), 1(g) and 1(i) below and is not affiliated with any Series E Investor. The holders of the Common Stock shall designate by vote of a majority of the shares of Common Stock, voting separately as a class, one nominee for director of the Company to be elected by the holders of the Preferred Stock and Common Stock voting together as a single class, and if such nominee ceases to serve as a director of the Company for any reason, the holders of the Common Stock shall designate by vote of a majority of the shares of Common Stock, voting separately as a class, a successor to such nominee to be elected by the holders of the Preferred Stock and Common Stock voting together as a single class. The Series A Director, the Series B Directors, the Series E Director and the members of the Board of Directors designated pursuant to subsections (f), (g) and (h) below shall designate by majority vote additional nominees for directors of the Company to be elected by the holders of the Preferred Stock and Common Stock voting together as a single class, and if any such nominee ceases to serve as a director of the Company for any reason, such directors shall designate by majority vote a successor to such nominee to be elected by the holders of the Preferred Stock and Common Stock voting together as a single class. Each of the Preferred Shareholders and the Shareholders agrees that he, she or it shall vote any shares of Common Stock, Preferred Stock and any other voting security he, she or it may now own or hereafter acquire that may be entitled to vote on each of the following matters at any regular, special, or adjourned meeting of shareholders of the Company at which the matters specified herein shall be presented to the holders of Common Stock and/or other voting securities, for a vote, as follows:

          (a) in favor of the election of the Series A Director, or, if CID's nominee is unable or unwilling to serve in that capacity, any other person that CID designates, as permitted by ARTICLE FOURTH of the Restated Articles;

          (b) in favor of the election of the Series B Directors, or if either or both of Frontenac VI's and NEA VII's nominees is unable or unwilling to serve in that capacity, any other person that Frontenac VI or NEA VII, as the case may be, designates, as permitted by ARTICLE FOURTH of the Restated Articles;

          (c) in favor of the election of the Series E Director, or, if such nominee is unable or unwilling to serve in that capacity, any other person that the holders of the Series E Preferred Stock designate, as permitted by this Section 1;

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          (d) in favor of all actions required by the Series E Investment
     Agreement, unless the holders of Preferred Stock representing at least that number of the shares of Common Stock into which all outstanding shares of Preferred Stock are then convertible required to give consent in accordance with the provisions of the Series E Investment Agreement;

          (e) against all actions that would constitute a violation or breach of the Series E Investment Agreement, unless the holders of Preferred Stock representing at least that number of the shares of Common Stock into which all outstanding shares of Preferred Stock are then convertible required to give consent in the Series E Investment Agreement, consent to the action in accordance with the provisions of the Series E Investment Agreement;

          (f) in favor of the election of Randy S. Storch ("Storch") as a director of the Company or, if he is unable or unwilling to serve in that capacity or ceases to be an employee of the Company, such other person that is designated by Storch (as long as he remains a Shareholder) or, in the event that Storch is unable or unwilling to act in that regard or ceases to be a Shareholder, by Omprasad Nandyal ("Nandyal") or, in the event that Nandyal is unable or unwilling to act in that regard or ceases to be a Shareholder, by a majority of the shares of Common Stock (excluding the Preferred Stock, except to the extent converted);

          (g) in favor of the election of Nandyal as a director of the Company or, if he is unable or unwilling to serve in that capacity or ceases to be an employee of the Company, such other person that is designated by Storch (as long as he remains a Shareholder) or, in the event that Storch is unable or unwilling to act in that regard, by Nandyal or, in the event that Nandyal is unable or unwilling to act in that regard or ceases to be a Shareholder, by a majority of the shares of Common Stock (excluding the Preferred Stock, except to the extent converted);

          (h) in favor of the election of Tom Crotty ("Crotty") as a director of the Company or, if he is unable or unwilling to serve in that capacity, such other person that is designated pursuant to subsection (j) below (excluding any director elected pursuant to this subsection (h));

          (i) in favor of the election to the Board of Directors of the nominee designated by a majority of the shares of Common Stock (excluding the Preferred Stock, except to the extent converted);

          (j) in favor of the election to the Board of Directors of the nominees of the majority of the Series A Director, the Series B Directors, the Series E Director, and the members of the Board of Directors of the Company designated pursuant to subsections (f), (g), (h) and (i) above; and

          (k) to fill any vacancy occurring in the Board of Directors of the Company in such order so as to fill any vacancy designated to be filled by a person nominated under

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     the immediately preceding subsections (a), (b), (c), (f), (g), (h) and (i), before filling any other vacancies.


     Section 2.    Board of Directors.

          (a) Until the provisions of Section 2(b) below become effective, except as provided in the Restated Articles, the Board of Directors shall consist of not less than seven and not more than ten members.

          (b) The Series A Director, one of the Series B Directors, and one of the directors elected pursuant to either Section 1(i) or Section 1(j) above shall be appointed to every committee of the Board of Directors, whether now existing or hereinafter created, except that the composition of the Compensation Committee and the Audit Committee shall be subject to the provisions of Section 3.7 and Section 3.8, respectively, of the Series E Investment Agreement, which provisions shall control in the event of a conflict with this Section 2. The Company shall indemnify each member of the Board of Directors to the fullest extent permitted by applicable law.

          (c) Immediately prior to the effective date of the first offering of Common Stock to the public by the Company registered pursuant to the Securities Act of 1933, as amended, the Preferred Shareholders and the Shareholders shall take such actions as necessary to reduce the Board of Directors to seven members. Concurrently with such reduction, such shareholders or the appropriate shareholders, as the case may be, shall take such actions as necessary to (i) cause the resignations of the director nominated by CID Equity Capital III, L.P. and the director nominated by Frontenac VI Limited Partnership, (ii) cause the resignation of one of the directors elected pursuant to Section 1(j) of this Agreement,
     (iii) amend the Restated Articles as necessary to reflect the revised board structure described in this subsection, and (iv) amend Section 1 of this Agreement to provide as is set forth on Exhibit A attached hereto and delete Section 2(b).

     Section 3. Restriction on Transfer. Each of the Shareholders agrees that, during the term of this Agreement, all of the shares of Common Stock and all other securities (including warrants, rights, and options) of the Company convertible into or exchangeable for Common Stock, that they now or hereafter own or hold (the Common Stock and other securities so owned or held by the Shareholders are hereinafter collectively referred to as the "Shareholders' Securities") shall be subject to the terms and conditions of this Agreement. No sale or transfer (as defined in Section 20 of this Agreement) of any Shareholders' Securities shall be valid (and the Company shall not take any action to implement, acknowledge or record any transfer of Shareholders' Securities) unless the Company and the Shareholder holding the Shareholders' Securities have complied with the terms and conditions of this Agreement prior to the sale or transfer. The Company and each of the Shareholders severally represent and warrant that the total number of shares of Common Stock or other Shareholders' Securities presently owned or held by the Shareholders is as set forth on Schedule 2, and each of the Shareholders severally represents and warrants that he or she holds the equity securities listed on Schedule 2 free and

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clear of all liens, encumbrances, equitable rights of third parties, or claims except as provided in this Agreement, the Series A Investment Agreement, the Series B Investment Agreement, the Series C Investment Agreement, the Series D Investment Agreement, the Series E Investment Agreement and the Restated Articles and that he or she has not transferred, pledged, hypothecated, sold, or agreed to transfer, pledge, hypothecate, or sell his or her holdings of equity securities of the Company. Notwithstanding any provisions hereof to the contrary, no Shareholder shall pledge or hypothecate any Shareholders' Securities.

     Section 4. Legends. All certificates representing the Common Stock, Preferred Stock and other securities so owned or held by any Preferred Shareholder (hereinafter referred to as "Preferred Securities") and Shareholders' Securities now or hereafter owned by the Preferred Shareholders and the Shareholders shall contain the following conspicuously placed legend (or a substantially similar legend referring to this Agreement or any prior executed version), as modified to reflect the security holder and the type of security issued or held: The [shares] [warrants] [rights] [options] represented by this [certificate] [instrument] are subject to and may be transferred only in compliance with a Second Amended and Restated Voting and Co-Sale Agreement, dated as of [the date of this Agreement] (as the same may be amended from time to time, the "Agreement"), by and among the holder of this [certificate] [instrument], the Company, and certain shareholders of the Company. The Company will mail to the shareholder a copy of the Agreement without charge within five days after receipt of a written request therefor.

     Section 5. Conditions to Transfer by the Shareholders.

          (a) Prior to a transfer of Shareholders' Securities by any Shareholder who holds 2% or more of the Common Stock (assuming exercise or conversion of all outstanding options, warrants, and convertible securities), the transferring Shareholder shall first notify (i) the Preferred Shareholders and (ii) the Founders (as hereinafter defined); provided, however, that if any such Founder is not employed by the Company on the date of the notice, such Founder is also not employed by any other entity that competes with the Company (collectively, the "First Offerees") in writing at least 30 days in advance of the intended transfer. The notice shall contain all of the terms of the transfer, including, without limitation, the name and address of the prospective transferee, the purchase price and other terms and conditions of payment (or the minimum purchase price or basis for determining the minimum purchase price and minimum acceptable other terms and conditions), the date on or about which the transfer is to be made, the number of shares of Common Stock or other securities of the Company to be transferred, and the percentage of the Shareholder's total holdings of Shareholders' Securities that those shares or other securities represent (the "Shareholder's Sales Notice") and a copy of the agreement whereby the shares are to be transferred.

          (b) Within ten business days after receipt of the Shareholder's Sales Notice, any Preferred Shareholder may notify the Shareholders (the "Preferred Notice") that such Preferred Shareholder will either (i) purchase its pro rata share (as provided in subsection (d) below) of the Shareholders' Securities on the terms and conditions set forth in the Shareholders' Sales Notice, or (ii) transfer to either the buyer named in the Shareholder's Sales Notice or to the Shareholder, Preferred Securities in an amount equal to its pro rata

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share of the Shareholders' Securities (as provided in subsection (d) below) on the same terms as set forth in the Shareholder's Sales Notice. The Preferred Shareholders' right to transfer under subsection (b)(ii) hereof shall only apply with respect to a transfer by a Shareholder who holds 2% or more of the Common Stock (assuming exercise or conversion of all outstanding options, warrants, and convertible securities).

     (c) Within ten business days after receipt of the Shareholder's Sales Notice, any other First Offeree may notify the Shareholders (the "Other First Offeree Notice") that he, she or it will purchase his, her or its pro rata share (as provided in subsection (e) below) of the Shareholders' Securities on the terms and conditions set forth in the Shareholder's Sales Notice.

     (d) With respect to any Shareholder's Sales Notice the Preferred Shareholders receive under this Section 5, the maximum number of shares of Shareholders' Securities that any Preferred Shareholder shall be entitled to purchase or the maximum number of Preferred Securities that any Preferred Shareholder shall be entitled to transfer or sell under subsection (b) shall be equal to the total number of shares of Shareholders' Securities that the Shareholder has agreed to sell or transfer, multiplied by the percentage that such Preferred Shareholder's holdings of Common Stock (assuming conversion at the then applicable conversion rate or rates of Preferred Stock, other convertible securities, warrants, rights, or options held by such Preferred Shareholder) bears to the total number of shares of Common Stock (assuming conversion at the then applicable conversion rate or rates of Preferred Stock, other convertible securities, warrants, rights, or options held by all holders thereof) held by all of the First Offerees other than the transferring Shareholder; provided, however, that if the other First Offerees do not purchase the aggregate maximum number of shares purchasable by them under subsection (e) below, the Preferred Shareholders shall have the right, on a pro rata basis, to purchase any of the shares not purchased by the other First Offerees on the terms and conditions set forth in the Shareholder's Sales Notice.

     (e) With respect to any Shareholder's Sales Notice the First Offerees other than the Preferred Shareholders receive under this Section 5, the only number of shares of Shareholders' Securities that each of the other First Offerees shall be entitled to purchase, except as otherwise agreed by the other First Offerees, shall be equal to the total number of shares of Shareholders' Securities that the Shareholder has agreed to sell or transfer, multiplied by the percentage that the First Offeree's holdings of Common Stock bears to the total number of shares of Common Stock (assuming conversion at the then applicable conversion rate or rates of Preferred Stock, other convertible securities, warrants, rights or options) then held by all of the First Offerees other than the transferring Shareholder.

     (f) Notwithstanding the foregoing provisions of this Section 5, prior to a transfer of Shareholders' Securities by Antonio Dutra, Gordon K. Kapes, Omprasad
S. Nandyal, Randy S. Storch, or Martin T. Wegner (each a "Founder" and collectively the "Founders") to anyone other than another Founder, the following provisions shall apply:

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          (i)    The transferring Founder shall provide the notice required by subsection (a) above, such notice being referred to in this subsection
          (f) as the "Founder's Sales Notice;"

          (ii) Within ten business days after receipt of the Founder's Sales Notice, any other Founder (provided, however, that if any such Founder is not employed by the Company on the date of the notice, such Founder is also not employed by any other entity that competes with the Company) may notify the Founders that he will purchase his or her pro rata share of the Shareholders' Securities on the terms and conditions set forth in the Founder's Sales Notice. A Founder's "pro rata share" shall be equal to the total number of shares of Shareholders' Securities that the Founder has agreed to sell or transfer, multiplied by the percentage that the Founder's holdings of Common Stock bears to the total number of shares of Common Stock (assuming conversion at the then applicable conversion rate or rates of convertible securities, warrants, rights or options) then held by the Founders other than the transferring Founder, unless otherwise agreed to by the Founders.

          (iii) If the other Founders of the Company do not purchase all of the securities identified as to be transferred in the Founder's Sales Notice, then the transferring Founder shall so notify the Preferred Shareholders, and the Preferred Shareholders shall then have the rights set forth in subsection (b) of this Section 5.

     (g)  If a Preferred Shareholder exercises its rights under subsection
(b)(ii) of this Section 5, the Shareholder shall either assign that portion of his or her interest in the agreement of transfer as such Preferred Shareholder is then entitled to and requests in the Preferred Notice (the assignment shall be in form and substance reasonably satisfactory to the Preferred Shareholder), or, at the Preferred Shareholder's option and demand, the Shareholder shall acquire, under the same terms and conditions as set forth in the Shareholder's Sales Notice, all or any part of the Preferred Securities that such Preferred Shareholder would have been authorized to transfer under the provisions of this
Section 5; provided, however, that the Shareholder shall not be required to purchase any Preferred Securities from such Preferred Shareholder if the proposed sale or transfer with the prospective transferee fails to be consummated.

     (h) After compliance with the provisions of this Section 5, the Shareholder may transfer his or her Shareholders' Securities, but only to the transferee designated in the Shareholder's Sales Notice, within ninety (90) days after the expiration of other shareholders' rights to buy, at the price, and on the same terms and conditions as those contained in the Shareholder's Sales Notice. The Preferred Notice or the Other First Offeree Notice pursuant to this
Section 5, when taken together with the Shareholder's Sales Notice shall constitute a legal, valid, binding, and enforceable agreement between the Shareholder and such First Offeree on the terms and conditions set forth therein.

     (i) The transferring Shareholder shall have the right to withdraw the Shareholder's Sales Notice or the Founder's Sales Notice, as applicable, at any time prior

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     to the execution of a definitive agreement for the purchase and sale of the
     Shareholder's Securities, and upon such withdrawal the transferring Shareholder shall have no obligation to transfer the Shareholder's Securities.

     Section 6. Right of First Refusal -- New Securities. Each Preferred Shareholder shall have the first right to purchase any authorized but unissued or treasury stock of the Company, notes or other evidences of indebtedness of the Company (except evidences of indebtedness issued to commercial lenders in connection with any term loan, revolving loan, line of credit, or letter of credit), or any other securities of the Company, including but not limited to options, warrants, or other convertible securities other than the issuance of options (or stock upon exercise of options) issued to employees of the Company pursuant to the Stock Option Plan (as defined in the Series E Investment Agreement) and other than securities of the Company being issued in a registered primary offering pursuant to the Securities Act of 1933, as amended (the "New Securities"), at a price and on such other terms and conditions that are no less favorable to such Preferred Shareholder than those upon which the New Securities shall be offered, sold, or issued to any other individual, corporation, partnership, or other entity. Such Preferred Shareholder may exercise this right of first offer at any time within ten business days after it receives written notice from the Company of the contemplated offer, sale, or issuance of the New Securities, and such Preferred Shareholder may exercise this right of first offer to purchase the number of New Securities equal to the product obtained by multiplying the total number of New Securities the Company is offering by a fraction, the numerator of which shall be the number of shares of Common Stock, on a fully diluted basis, owned by such Preferred Shareholder immediately prior to the sale of such securities (assuming conversion in full of the Preferred Stock) and the denominator of which shall be the total number of shares of Common Stock outstanding immediately prior to the sale of such securities (assuming conversion in full of the Preferred Stock). Notwithstanding the foregoing, the rights of each Preferred Shareholder pursuant to this Section 6 shall terminate upon the consummation by the Company of a Qualified Public Offering (as defined in the Restated Articles).

     Section 7. Obligations of the Company. The Company agrees that it shall not issue or transfer on its records any Common Stock or other securities convertible into or exchangeable for Common Stock held by any of the Shareholders to any person, corporation, partnership, or other entity unless the Company has verified that the transferring Shareholder has complied with his or her obligations under this Agreement.

     Section 8. Restrictions on Transfers to Five Percent Shareholders. The Company and Shareholders agree that they shall not issue or transfer any Common Stock or any other securities convertible or exchangeable for Common Stock to any person who is not a party to this Agreement if as a result of such issuance or transfer, such person would become (assuming the conversion and exercise of any securities held by such person that are convertible into or exercisable for Common Stock) the beneficial owners of 5% or more of the then outstanding Common Stock, unless such person agrees to be bound by the terms of this Agreement.

     Section 9. Term. This Agreement shall commence on the date first written above and shall terminate on the earlier of (i) the date on which the Preferred Shareholders together cease to own in the aggregate at least 5% of the issued and outstanding shares of Common Stock of the

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Company (assuming conversion at the then applicable conversion rate or rates of
Preferred Stock, other convertible securities, warrants, rights, or options held by such Preferred Shareholder) on a fully-diluted basis, and (ii) the consummation by the Company of a Qualified Public Offering (as defined in the Restated Articles).

     Section 10. Restrictions on Public Sale by Shareholders. Each Shareholder agrees not to make any public sale or distribution of equity securities of the Company (except as part of the underwritten registration or pursuant to registration on Form S-8 or any successor form), including a sale pursuant to Rule 144, during the seven days prior to and the 180 days after the effective date of a registration statement of the Company filed under the Securities Act of 1933, as amended, unless the managing underwriters agree otherwise. In order to enforce this Section 10, the Company may impose stop-transfer instructions with respect to the securities of each Shareholder until the end of such period.

     Section 11.  Intentionally Deleted.
                  ---------------------

     Section 12. Event of Non-Compliance; Remedies. For the purposes of this Agreement, "Event of Non-Compliance" means the breach in any material respect of any term or condition of this Agreement by the Company or any Shareholder; provided, however, that the failure of the Company to recertificate any Preferred Securities or Shareholder Securities within 30 days of the date of this Agreement pursuant to Section 4 hereof shall not constitute an Event of Non-Compliance. If there is an Event of Non-Compliance under this Agreement, the Preferred Shareholders shall have and may exercise those remedies available under applicable laws and as provided in the Restated Articles.

     Section 13. Amendment. This Agreement may be amended or modified only by a written agreement executed by the Company, the Preferred Shareholders and the holders of at least 70% of the then issued and outstanding Common Stock owned by the Shareholders.

     Section 14. Attorneys' Fees. In any legal action or proceeding brought to enforce any provision of this Agreement, the prevailing party shall be entitled to recover all reasonable expenses, charges, court costs, and attorneys' fees in addition to any other available remedy at law or in equity.

     Section 15. Benefit of Parties; Assignability. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective personal representatives, heirs, successors and assigns, including without limitation all subsequent holders of securities who become bound by the terms of this Agreement; provided, however, that neither the Company nor any Shareholder may delegate its responsibilities or assign or transfer its rights or obligations under this Agreement without the prior written consent of each of the Preferred Shareholders.

     Section 16. Construction. Any reference to the masculine gender shall be deemed to include the feminine and neuter genders unless the context otherwise requires.

     Section 17. Cooperation. The parties agree that after execution of this Agreement they will from time to time, upon the request of any other party and without further consideration, execute, acknowledge, and deliver in proper form any further instruments and take such other action as any other party may reasonably require to carry out effectively the intent of this Agreement.

     Section 18. Cumulative Remedies and Survival. The rights and remedies specified in this Agreement shall not be exclusive of any other right or remedy and shall be cumulative and in addition to every other right or remedy now or hereafter existing at law or in equity or by statute or otherwise that may be available to the Preferred Shareholders.

     Section 19. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

     Section 20. Definitions. Except as set forth in the next sentence, the terms "sale," "sell," "transfer," and the like shall include any assignment, transfer, or other disposition, with or without consideration, to any person for any purpose and shall include but shall not be limited to a private or public sale, exchanges of securities on account of merger, consolidation, reorganization, or any other transaction affecting any of the capital stock of the Company. The terms "sale," "sell," "transfer," and the like shall not include a transfer of Shareholders' Securities to the Company or to (a) any other current shareholder, (b) the spouse or any parent, child, grandchild, or sibling of the transferring Shareholder, or (c) a trust established by the transferring Shareholder for the benefit of any of the persons specified in clause (b); provided, however, in the case of clauses (a), (b) and (c) above, the transfer shall be exempt from the provisions of this Agreement only if all transferees (and in the case of a minor the person or persons holding the shares for the benefit of the minor and who can make a binding obligation with respect to the Shareholders' Securities transferred to the minor) agree in writing prior to the transfer to be bound by the terms and conditions of this Agreement as additional Shareholders if required by Section 8 hereof.

     Section 21. Entire Agreement. This Agreement, including the Schedules referred to and incorporated by reference herein that form a part of this Agreement, the Second Amended and Restated Registration Rights Agreement (as defined in the Series E Investment Agreement), the Series A Investment Agreement, the Series B Investment Agreement, the Series C Investment Agreement, the Series D Investment Agreement and the Series E Investment Agreement contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no representations, promises, warrants, covenants, or undertakings with respect to the subject matter of this Agreement other than those expressly set forth or provided for herein or therein.

     Section 22. Governing Law. All questions concerning the relative rights of the Company and its Shareholders shall be governed by the laws of the State of Illinois. Illinois law shall govern the interpretation, construction, and enforcement of this Agreement and all transactions and agreements contemplated hereby, notwithstanding any state's choice of law rules to the contrary.

     Section 23. Interpretation. The terms and conditions of this Agreement represent the results of bargaining and negotiations among the parties, each of which has been represented by counsel of its own selection, and none of which has acted under duress or compulsion, whether legal, economic, or otherwise, and represent the results of a combined draftsmanship effort. Consequently, the terms and conditions hereof shall be interpreted and construed in accordance with their usual and customary meanings and the parties hereby expressly waive and disclaim in connection with the interpretation and construction hereof any rule of law or procedures requiring otherwise, specifically including but not limited to any rule of law to the effect that ambiguous or conflicting terms or conditions contained herein shall be interpreted or construed against the party whose counsel prepared this Agreement or any earlier draft hereof.

     Section 24. Notices. All notices, requests, demands, or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and delivery shall be deemed sufficient in all respects and to have been duly given on the date of service if delivered personally or by facsimile transmission if receipt is confirmed to the party to whom notice is to be given, or on the third day after mailing if mailed by first class mail, return receipt requested, postage prepaid, and properly addressed to the addresses set forth in the Series A Investment Agreement, the Series B Investment Agreement, the Series C Investment Agreement, the Series D Investment Agreement or the Series E Investment Agreement, as the case may be, or to such other addresses as the respective parties hereto designate below and shall from time to time designate to the others in writing.

     Section 25. Specific Performance. Each of the parties agrees that damages for a breach of or default under this Agreement would be inadequate and that in addition to all other remedies available at law or in equity the parties and their successors and assigns shall be entitled to specific performance or injunctive relief, or both, in the event of a breach or a threatened breach of this Agreement.

     Section 26. Additional New Preferred Shareholder. The Company, in connection with certain financing arrangements has issued warrants to acquire shares of Series C Preferred Stock to Third Coast Venture Lease Partners I, L.P. ("Third Coast"), CID Mezzanine Capital, L.P. ("CIDMC") and Silicon Valley Bank (such warrants being collectively referred to as the "Existing Warrants") and the Company may in the future enter into additional financing arrangements pursuant to which the Company will issue "Additional Warrants" (as that term is defined in Section 3.4 of the Series E Investment Agreement) (the Existing Warrants and the Additional Warrants being hereafter referred to as the "Warrants"); upon exercise of such Warrants by the holder or holders thereof, such holder or holders shall be deemed a "New Preferred Shareholder" for all purposes hereof and Schedule 1 shall be amended to include such holder or holders designated as such without any action of the Company or the other Preferred Shareholders.

     Section 27. Table of Contents and Captions. The Table of Contents and captions of the sections and subsections of this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any provision of this Agreement.

     Section 28. Validity of Provisions. Should any part of this Agreement for any reason be declared by any court of competent jurisdiction to be invalid, that decision shall not affect the validity of the remaining portion, which shall continue in full force and effect as if this Agreement had been executed with the invalid portion eliminated, it being the intent of the parties that they would have executed the remaining portion of the Agreement without including any part or portion that may for any reason be declared invalid.

     Section 29. Waiver of Right of First Refusal. Each Original Preferred Shareholder hereby waives its right of first refusal under Section 6 of the Existing Amended and Restated Voting and Co-Sale Agreement, with respect to (i) the Series E Preferred Stock being issued pursuant to the Series E Investment Agreement, (ii) the Warrants and (iii) the shares of Series C Preferred Stock and Series E Preferred Stock, as appropriate, issuable upon exercise of the Warrants and the shares of Common Stock issuable upon conversion of such shares of Series C Preferred Stock or of Series E Preferred Stock.

     Section 30. Waiver of Breach. Neither any waiver of any breach of, nor any failure to enforce any term or condition of, this Agreement shall operate as a waiver of any other breach of any term or condition, nor constitute nor be deemed a waiver or release of any other rights, in law or at equity, or claims that any party may have against any other party for anything arising out of, connected with, or based upon this Agreement. No waiver shall be enforceable against any party hereto unless set forth in a written instrument or agreement signed by that party. No waiver shall be enforceable against any party hereto unless set forth in a written instrument or agreement signed by that party. No waiver shall be deemed to occur as a result of the failure of any party to enforce any term or condition of this Agreement.

                               [END OF DOCUMENT]

                    [REST OF PAGE INTENTIONALLY LEFT BLANK]

                                   SCHEDULE 1

                             Preferred Shareholders
                             ----------------------

NEW  PREFERRED SHAREHOLDERS
---------------------------
Furman Selz
Chelsey Investment Management
Essex Investment Management
Kobrick Funds
Crown Advisors
American Fund Advisors
Open Tech LLC
Winfield Capital
United States Development Capital Portfolio Company
DBAB Principals
Battery Venture Partners
Brookside Capital Partners Fund, L.P.
WPG Raytheon Software Fund, L.P.
WPG Software Fund, L.P.
WPG Institutional Software Fund, L.P.
WPG Raytheon Networking Fund, L.P.
WPG Networking Fund, L.P.
WPG Institutional Networking Fund, L.P.
Raj Mehra

EXISTING PREFERRED SHAREHOLDERS
-------------------------------
CID Equity Capital III, L.P.
CID Equity Capital V, L.P.
Frontenac VI Limited Partnership
Battery Ventures III, L.P.
MKW Partners, L.P.
Jonathan N. Zakin
New Enterprise Associates VII, Limited Partnership
NEA Presidents' Fund, L.P.
NEA Ventures 1997, L.P.

Joseph A. Piscopo
Royce J. Holland
Hollis Family Limited Partnership
Hollis Family Limited Partnership I
Ronald Kory and Kathy Kory, JTWROS
Kory Associates Pension Plan
David Aniol
Douglas Cogswell
Robert Milburn
Alvon Ramp
Microsoft Corporation
Oak Investment Partners VII, Limited Partnership
Oak VII Affiliates Fund, Limited Partnership
Northwestern University
Daniel Hollis

                                   SCHEDULE 2

                                   Founders


                                 Antonio Dutra
                                Gordon K. Kapes
                              Omprasad S. Nandyal
                                Randy S. Storch
                               Martin T. Wegner

                                   EXHIBIT A
                                   ---------

1. Voting of Shares. Provided that at least 200,000 shares of Series E Preferred Stock remains outstanding, the holders of Series E Preferred Stock shall nominate a director of the Company to be elected by a majority of the holders of the Series E Preferred Stock pursuant to the Restated Articles, voting separately as a series, provided that such director is reasonably approved by a majority of the directors elected pursuant to subsections 1(b) and 1(d) below and is not affiliated with any Series E Investor (the "Series E Director"), and, if the Series E Director ceases to serve as a director of the Company for any reason, the holders of Series E Preferred Stock shall nominate a successor to such Series E Director to be elected by a majority of the holders of the Series E Preferred Stock, voting separately as a series, provided that such director is reasonably approved by a majority of the directors elected pursuant to subsections 1(b) and 1(d) below and is not affiliated with any Series E Investor. The holders of the Common Stock shall designate by vote of a majority of the shares of Common Stock (excluding the Preferred Stock, except to the extent converted), two management nominees for director of the Company to be elected by the holders of the Common Stock, and if such nominee ceases to serve as a director of the Company for any reason, the holders of the Common Stock shall designate by vote of a majority of the shares of Common Stock (excluding the Preferred Stock, except to the extent converted), a successor to such nominee to be elected by the holders of the Common Stock. The holders of the Preferred Stock (other than the holders of the Series E Preferred Stock) shall designate by vote of a majority of the shares of Preferred Stock (other than the Series E Preferred Stock), two nominees for director of the Company to be elected by the holders of the Preferred Stock (other than the Series E Preferred Stock), and if any such nominee ceases to serve as a director of the Company for any reason, the holders of the Preferred Stock (other than the Series E Preferred Stock) shall designate by vote of a majority of the shares of Preferred Stock (other than the Series E Preferred Stock), a successor to such nominee to be elected by the holders of the Preferred Stock. The directors elected pursuant to subsection 1(b) below shall designate by majority vote two nominees, who shall not be affiliated with the Company or with any holder of Preferred Stock or Common Stock, to be elected by a majority of the holders of the Common Stock, and if any such nominee ceases to serve as a director of the Company for any reason, such directors shall designate by majority vote a successor to such nominee to be elected by the holders of the Common Stock. Each of the Preferred Shareholders and the Shareholders agrees that he, she or it shall vote any shares of Common Stock, Preferred Stock and any other voting security he, she or it may now own or hereafter acquire that may be entitled to vote on each of the following matters at any regular, special, or adjourned meeting of shareholders of the Company at which the matters specified herein shall be presented to the holders of Common Stock and/or other voting securities, for a vote, as follows:

       (a) in favor of the election of the Series E Director, or, if such nominee is unable or unwilling to serve in that capacity, any other person that the holders of the Series E Preferred Stock designate, as permitted by this
Section 1;

          (b) in favor of the election to the Board of Directors of two management nominees designated by the holders of a majority of the shares of Common Stock (excluding the Preferred Stock, except to the extent converted);

          (c) in favor of the election to the Board of Directors of two nominees designated by the holders of a majority of the shares of Preferred Stock (other than the holders of the Series E Preferred Stock);

          (d) in favor of the election to the Board of Directors of two nominees designated by the directors elected pursuant to subsection 1(b) above and reasonably approved by the holders of a majority of the Preferred Stock, which nominees shall not be affiliated with the Company or any of the holders of Preferred Stock or Common Stock;

          (e) to fill any vacancy occurring in the Board of Directors of the Company in accordance with (a) through (d) above.